Exhibit  99  -  Press  release  issued  June  19,  2003
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[LOGO]
28470 13 Mile Road Suite 300
Farmington Hills, MI  48334


FOR  IMMEDIATE  RELEASE

ANALYSTS  CONTACT:  THOMAS  CONNELLY
Director  of  Investor  Relations
Phone:  248-702-6240

MEDIA  CONTACT:  FRANCIS  R.  LIEDER
Phone:  810-987-2200  Ext.  4186
FAX:  810-989-4098
E-mail:  francis.lieder@semcoenergy.com
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   SEMCO DECLARES DIVIDEND ON COMMON STOCK, ANNOUNCES CHANGE IN ANNUAL DIVIDEND
                         RATE, REVISES EARNINGS GUIDANCE

     FARMINGTON HILLS, Mich., June 19, 2003 -- SEMCO ENERGY, Inc. (NYSE: SEN) announced that the Board of Directors has changed the dividend rate on the Common Stock of the Company and today declared quarterly dividend No. 104 of $.075 per share on the common stock of the Company. The dividend is payable on the 15th day of August 2003 to shareholders of record at the close of business on August 1, 2003. The annual dividend rate is now $.30 per share. Previously, the annual dividend rate was $.50 per share.

Marcus Jackson, President and Chief Executive Officer of SEMCO ENERGY, Inc., said "Reducing the dividend is prudent given the level of earnings and should result in a long-term payout ratio more consistent with our peers. This action will provide additional cash to fund the growth of our gas distribution business, which is growing above the industry average. Retaining additional equity demonstrates the Company's commitment to strengthen the equity component of its capital structure."

"The Company's gas distribution business continues to perform as expected. However, in 2003 expected financing costs will be higher and expected earnings for Construction Services will be lower. Based on normal weather in Michigan and Alaska from now through year-end, and excluding one-time debt extinguishment costs, earnings per share are currently expected to be between $.30 and $.35 for 2003," said Jackson. The Company's previous guidance was $0.55 to $0.60 per share. One-time costs of approximately $.69 per share were incurred as part of the Company's recently completed refinancing and consist of make-whole and other premiums paid in connection with the repurchase of outstanding debt. Including the one-time charges, the Company expects a loss of $.35 to $.40 per share for 2003.

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Financing  costs  are  expected  to  be  higher due to approximately $70 million additional long-term debt outstanding as a result of the Company's recent refinancing. Of the additional debt, approximately $35 million was used to refinance lower-cost, short-term debt, thereby increasing borrowing capacity under the Company's short-term credit facility. This additional short-term capacity is necessary to purchase natural gas at considerably higher prices than in previous years. The higher financing costs, included in the above estimates, are expected to reduce net income by $.11 per share in 2003.

Results for Construction Services are expected to improve in 2003 compared to those reported for 2002, however, the results will be less than previously anticipated. Cash flow generated by this business segment is expected to be positive in 2003. In certain regions, Construction Services has bid on numerous projects that were released for bid in the spring of this year. In the last four to six weeks, the Company has not experienced the expected level of success in being awarded these projects. As a result, Construction Services has lowered its forecast for projects to be awarded throughout the remainder of the year. The pipeline construction industry is currently characterized by intense competition fostered by the recent influx of companies that in prior years focused on telecommunications construction. In addition, capital expenditure programs at certain of our utility customers are now forecast at lower levels than previously anticipated.

Regarding Construction Services, Jackson said, "On the upside, several factors provide strong long-term fundamentals. Spending on gas transmission and distribution infrastructure is expected to grow in the future, and scale of operations, which we have, is expected to be a critical factor in the long-term. Nationally, the natural gas infrastructure currently in place is not sufficient to meet future growth projections, therefore, considerable expenditures are being forecast for future years."

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"SEMCO's financing is in place, the Gas Distribution business is performing very well and we're committed to improving the profitability of Construction Services while the market overcomes some near-term challenges and regenerates itself. We will continue our efforts to implement cost efficiencies and pursue new business opportunities in the Construction Services business," said Jackson.



     SEMCO ENERGY, Inc. is a diversified energy and infrastructure company that distributes natural gas to more than 385,000 customers in Michigan and Alaska. It also owns and operates businesses involved in natural gas pipeline construction services, propane distribution and intrastate pipelines and natural gas storage in various regions of the United States. In addition, it provides information technology and outsourcing services, specializing in the mid-range computer market.

     The following is a "Safe-Harbor" statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company's outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.

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